                                                                   Exhibit 10.71

EXECUTION DRAFT

                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             BELLSOUTH CORPORATION,

                       CLEARWIRE SPECTRUM HOLDINGS II LLC,

                           CLEARWIRE CORPORATION, AND

               WITH RESPECT TO SECTION 7.12(b) AND ARTICLE X ONLY,

                                    AT&T INC.

                          DATED AS OF FEBRUARY 15, 2007

                                TABLE OF CONTENTS

ARTICLE I. DEFINITIONS....................................................     1
1.01  Definitions.........................................................     1
1.02  Other Terms.........................................................     6

ARTICLE II. PURCHASE AND SALE OF SHARES...................................     7
2.01  Purchase and Sale...................................................     7
2.02  Initial Closing.....................................................     7
2.03  Unassigned Assets...................................................     7

ARTICLE III. PURCHASE AND SALE OF UNASSIGNED ASSETS.......................     8
3.01  Purchase and Sale...................................................     8
3.02  Subsequent Closings.................................................     8

ARTICLE IV. CLOSING DELIVERIES AND PAYMENTS...............................     8
4.01  Closing Deliveries..................................................     8
4.02  Closing Payments....................................................     9

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BELLSOUTH....................    10
5.01  Organization; Standing and Power....................................    10
5.02  Authority; Execution and Delivery; Enforceability...................    10
5.03  No Conflicts........................................................    10
5.04  Governmental Filings; Consents......................................    11
5.05  Title to the Shares and the Acquired Assets.........................    11
5.06  Contracts...........................................................    12
5.07  Permits.............................................................    12
5.08  Licenses and Pending Applications...................................    12
5.09  Leases and Leased Spectrum..........................................    13
5.10  Certain Matters Regarding the BellSouth Subs........................    14
5.11  Taxes...............................................................    14
5.12  Proceedings.........................................................    15
5.13  Compliance with Applicable Laws.....................................    15
5.14  Brokers or Finders..................................................    15

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER...................    16
6.01  Organization; Standing and Power....................................    16
6.02  Authority; Execution and Delivery; Enforceability...................    16
6.03  No Conflicts........................................................    16

6.04  Governmental Filings; Consents......................................    16
6.05  Proceedings.........................................................    17
6.06  Financing...........................................................    17
6.07  Brokers or Finders..................................................    17
6.08  FCC Eligibility.....................................................    17

ARTICLE VII. COVENANTS....................................................    17
7.01  Operation of Acquired Assets Prior to Sale..........................    17
7.02  Satisfaction of Conditions; Access; Cooperation.....................    18
7.03  Hart-Scott-Rodino Filing............................................    19
7.04  FCC Filings.........................................................    19
7.05  Third Party Consents and Estoppels..................................    20
7.06  Pre-Closing.........................................................    21
7.07  Further Assurances..................................................    22
7.08  Tax Matters.........................................................    22
7.09  Confidentiality.....................................................    23
7.10  Press Releases......................................................    24
7.11  Expenses............................................................    24
7.12  Certain Restrictive Covenants.......................................    24
7.13  Revisions to Schedules; Updated Schedules...........................    25
7.14  Performance Bonds and Letters of Credit.............................    25
7.15  Reorganization......................................................    25
7.16  Premium Payments....................................................    26
7.17  Parent Guaranty.....................................................    27
7.18  Dual Use Assets.....................................................    28

ARTICLE VIII. CLOSING CONDITIONS..........................................    29
8.01  Conditions to Obligations of All Parties............................    29
8.02  Additional Conditions to Obligations of Purchaser...................    29
8.03  Additional Conditions to Obligations of BellSouth...................    30
8.04  Additional Conditions to Obligations of All Parties at Initial
      Closing.............................................................    30
8.05  Additional Conditions to Obligations of All Parties at Subsequent
      Closings............................................................    30

ARTICLE IX. TERMINATION...................................................    31
9.01  Termination of Agreement............................................    31
9.02  Effect of Termination of this Agreement.............................    32
9.03  Termination of Obligations..........................................    32
9.04  Effect of Termination of Obligations................................    32

ARTICLE X. INDEMNIFICATION................................................    33
10.01 Indemnification by BellSouth........................................    33
10.02 Indemnification by Purchaser........................................    34
10.03 Procedures..........................................................    35
10.04 No Consequential Damages............................................    37

ARTICLE XI. GENERAL PROVISIONS............................................    37
11.01 338(h)(10) Election.................................................    37
11.02 Amendment and Waiver................................................    37
11.03 Survival of Representations and Warranties..........................    37
11.04 No Other Representations or Warranties..............................    38
11.05 Entire Agreement....................................................    38
11.06 Notices.............................................................    38
11.07 No Third-Party Beneficiaries; Limited Effect........................    39
11.08 Interpretation; Certain Definitions; Exhibits and Schedules.........    40
11.09 Assignment..........................................................    41
11.10 Severability........................................................    41
11.11 Construction........................................................    41
11.12 Governing Law.......................................................    42
11.13 Counterparts........................................................    42

                       STOCK AND ASSET PURCHASE AGREEMENT

          THIS STOCK AND ASSET PURCHASE AGREEMENT, dated as of February 15, 2007, (this "Agreement") is by and among BellSouth Corporation, a Georgia corporation ("BellSouth"), Clearwire Spectrum Holdings II LLC, a Nevada limited liability company ("Purchaser"), and Clearwire Corporation, a Washington corporation ("Parent"), and solely for purposes of Section 7.12(b) and Article X, AT&T Inc., a Delaware corporation ("AT&T").

                                    RECITALS

          WHEREAS, through BellSouth Wireless Cable, Inc., a Delaware corporation ("BWC"), and South Florida Television, Inc., a Delaware corporation ("SFT", and with BWC, the "BellSouth Subs"), BellSouth holds various licenses and leases for capacity under licenses issued by the Federal Communications Commission (the "FCC") for EBS and BRS spectrum that are useful for the provision of wireless telecommunications services in the United States; and

          WHEREAS, Purchaser, a wholly-owned subsidiary of Parent, wishes to acquire certain licenses, leases and other Acquired Assets, through the purchase from BellSouth of all of the issued and outstanding equity interests of the BellSouth Subs (the "Shares"), and through the purchase of additional Acquired Assets from the Seller Entities, all on the terms and subject to the conditions hereinafter set forth (the "Transactions");

          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I.
                                   DEFINITIONS

          1.01 Definitions. In this Agreement, the following capitalized terms have the meanings set forth below (such meanings being applicable to both the singular and plural forms of the terms defined):

          "Acquired Assets" means the following properties and assets of a Seller Entity:

          (i) the FCC Licenses listed on Schedule 1.01(i) (the "Licenses");

          (ii) the capacity leases (including any amendments, modifications supplements, notices and waivers, whether written or oral, affecting the obligations of any party thereunder) between a third party that holds an FCC License as lessor, and a Seller Entity, as lessee, for which the covered FCC Licenses are listed on Schedule 1.01(ii) (the "Leases");

          (iii) the assets listed on Schedule 1.01(iii);

          (iv) the Contracts listed on Schedule 1.01(iv) (the "Acquired Contracts");

          (v) all taxpayer and other identification numbers, and the minute books, stock or membership interest transfer books and other documents relating to the organization, maintenance, and existence of the BellSouth Subs as a corporation or limited liability company, as applicable (the "Minute Books");

          (vi) any applications pertaining to the Licenses if such applications are pending with the FCC at the time this Agreement is executed or that are filed from that date to the Closing Date, including those listed on Schedule 1.01(v) (the "Pending Applications"); and

          (vii) all of the Seller Entity's right, title and interest in and to the assets which are directly and solely related to the Leases and Licenses such Seller Entity holds.

          "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "Affiliated Group" means a group of corporations with which any of the BellSouth Subs filed consolidated, combined, unitary or similar Tax Returns.

          "Agreed Value" means the portion of the Purchase Price allocated to each License and Lease on Schedule 1.01(vi).

          "Assumed Liabilities" means all Liabilities of a Seller Entity under the Licenses, Leases and Acquired Contracts.

          "BRS" means Broadband Radio Service, as defined in 47 C.F.R. Section 27.4.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by law to be closed in Atlanta, Georgia.

          "Closing" means either the Initial Closing or any Subsequent Closing.

          "Closing Date" means either the Initial Closing Date or any Subsequent Closing Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contracts" means contracts, bids, proposals, leases, subleases, licenses, agreements, commitments and all other legally binding arrangements, including customer, supplier and subscriber contracts, in each case whether oral or written, but excluding Permits.

          "Dual Use Assets" means the assets set forth Schedule 1.01(vii) and such other assets identified by BellSouth at least thirty (30) days prior to the Initial Closing, which are owned, licensed or leased by BellSouth and its Affiliates on one hand, or BellSouth Subs, on the other hand, which are directly related to the Leases and Licenses or currently used by the BellSouth Subs in the performance of their obligations thereunder, but which are also used by BellSouth or one or more of its Affiliates in connection with its other assets or operations.

          "EBS" means Educational Broadband Service, as defined in 47 C.F.R.
Section 27.4.

          "Excluded Assets" means all assets of any Seller Entity other than the Acquired Assets, including, without limitation:

          (i) the assets listed on Schedule 1.01(viii);

          (ii) any right, title and interest in and to trademarks, trade names and service marking containing, bearing or comprising the word "BellSouth";

          (iii) any FCC Licenses that are not Acquired Assets including, but not limited to, any FCC Licenses for spectrum in the 2.3 GHz band in the "Wireless Communications Services" licensed by the FCC pursuant to Part 27 ("WCS") of the FCC Rules; and

          (iv) all of a Seller Entity's right, title and interest in any other asset that is not directly and solely related to the Leases and Licenses it holds.

          "Excluded Liabilities" means any Liabilities of any Seller Entity, other than Assumed Liabilities.

          "FCC License" means any license, permit, certificate, franchise, consent, waiver, registration, or other authorization issued by the FCC.

          "FCC Rules" means the Communications Act of 1934, as amended; Title 47 of the Code of Federal Regulations, as amended, and published FCC decisions issued pursuant to such statute and regulations.

          "Final Order" means an action by the FCC (i) which action has not been modified, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) in relation to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review (collectively, an "Appeal") is pending, and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing on the FCC's own motion has expired.

          "Governmental Authority" means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature; or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal.

          "Knowledge of BellSouth" means the actual knowledge, after a reasonable independent investigation and inquiry, of the individuals set forth on Schedule 1.01(ix).

          "Knowledge of Purchaser" means the actual knowledge, after a reasonable investigation and inquiry, of the individuals set forth on Schedule 1.01(x).

          "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, or principle of common law enacted, promulgated, issued, or enforced by any Governmental Authority.

          "Liabilities" means, as to any Person, any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, including, without limitation, those arising under any Law or Contract.

          "Lien" means any claim, mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "Loss" means any and all claims, losses, Liabilities, costs, penalties, fines, expenses (including reasonable fees for attorneys), damages, Judgments or awards that are imposed upon or otherwise incurred by the relevant Person.

          "Material Adverse Effect" means any change or effect that has a material adverse effect on the value of the Acquired Assets, taken as a whole, a material increase in the amount of the Assumed Liabilities, taken as a whole, or a material adverse effect on either party's ability to perform its respective obligations under the Transaction Documents or on the ability of such party timely to consummate any of the Transactions; provided, however, that "Material Adverse Effect" shall not include any change or effect arising out of or attributable to any of the following, either alone or in combination: (a) changes or effects that generally affect the communications industry or any segment thereof (including legal and regulatory changes, and changes or effects generally affecting any national, regional or local market for any communications service) after the date hereof, (b) changes or effects resulting from matters disclosed in any Schedule hereto as of the date hereof, (c) general economic conditions or events, circumstances, changes or effects affecting the financial or securities markets generally after the date hereof, (d) changes or effects arising from the announcement or consummation of the transactions contemplated by this Agreement, or the taking of any action contemplated or permitted by this Agreement, or (e) changes or effects arising or resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event occurring after the date hereof.

          "Permitted Liens" means (i) mechanics', materialmens', carriers', workmen's, repairmen's, lessors' or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith and for which adequate reserves have been made, (iii) Liens that do not materially and adversely affect the value or current use of an asset, and
(iv) Liens listed in the Schedules hereto.

          "Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity or organization.

          "Proceeding" means any action, arbitration, audit, hearing, complaint, petition, counterclaim, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

          "Regulations" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "Representative" means, with respect to any Person, such Person's officers, directors, partners, managers, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person).

          "Seller Entities" means BellSouth, the BellSouth Subs and any Asset Holder; provided, however, "Seller Entities" shall not refer to the BellSouth Subs after the Initial Closing unless the context otherwise requires.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities including contingent and unliquidated liabilities, (b) the present salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will incur debt or liabilities beyond the ability of such Person to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction and is not about to engage in business or transaction for which the property of such Person would constitute an unreasonably small capital.

          "Tax" means (i) any federal, state, county, local, foreign, and other tax, governmental fee, charge, or other like assessment or charge of any kind whatsoever, (ii) any liability of any BellSouth Subs for payment of the amounts described in clause (i) arising as a result of being (or ceasing to be) a member of an Affiliated Group on or before Closing or being included in any Tax Return of any Affiliated Group on or before Closing; or (iii) any liability of any BellSouth Subs for the payment of amounts described in clause (i) as a result of transferee, successor, or contractual liability, in each case together with any interest, penalty, addition to tax or additional amount due thereon, imposed by any Governmental Authority responsible for the imposition of any such Tax (a "Taxing Authority").

          "Tax Return" means any return, declaration, report, claim for refund, form, information statement, or similar statement (including any related or supporting information) including any schedule or attachment thereto relating to Taxes, including any amended return or declaration of estimated Tax.

          "Transaction Documents" means, collectively, this Agreement and any agreements, documents, and instruments executed or to be executed by the parties or their Affiliates pursuant to this Agreement.

          "Transfer" means sell, assign, transfer, convey and deliver title to any Acquired Assets or Assumed Liabilities, whether directly through one or more Bills of Sale or indirectly through the purchase and sale of the Shares.

          "Transfer Tax" means any sales, use, transfer, conveyance, documentary transfer, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto (but excluding any gains and income Taxes).

          1.02 Other Terms. In addition to the terms defined above, the additional terms listed below shall have the respective meanings given thereto in the Sections of the Agreement indicated below:

DEFINED TERM                      SECTION
------------                      -------
Acquired Assets                   1.01
Acquired Contracts                1.01
Acquired Market                   5.08(a)
Affiliate                         1.01
Affiliated Group                  1.01
Agreed Value                      1.01
Appeal                            1.01
Asset Holder                      2.03
Assumed Liabilities               1.01
AT&T                              Preamble
Bill of Sale                      4.01(b)
BellSouth                         Preamble
BellSouth Subs                    Recitals
BRS                               1.01
BWC                               Recitals
Business Day                      1.01
Closing                           1.01
Closing Date                      1.01
Code                              1.01
Confidential Information          7.09(a)
Consent                           5.04
Consequential Damages             10.04
Contracts                         1.01
DOJ                               7.03
EBS                               1.01
Enforceability Exceptions         5.02
Estoppel Certificate              7.05
Exchange Act                      5.04
Excluded Assets                   1.01
Excluded Liabilities              1.01
FCC                               Recitals

DEFINED TERM                      SECTION
------------                      -------
FCC Transfer Applications         7.04(a)
FCC License                       1.01
FCC Rules                         1.01
Final Order                       1.01
FTC                               7.03
Governmental Authority            1.01
Guaranty                          7.17
HSR Act                           5.04
Indemnified Party                 10.03(a)
Indemnifying Party                10.03(a)
Independent Appraiser             7.16(c)
Initial Closing                   2.02
Initial Closing Date              2.02
Initial Closing Payment           4.02(a)
Judgment                          5.03
Knowledge of BellSouth            1.01
Knowledge of Purchaser            1.01
Law                               1.01
Leases                            1.01(ii)
Legal Restraints                  8.01
Liabilities                       1.01
Licenses                          1.01
Lien                              1.01
Loss                              1.01
Material Adverse Effect           1.01
Minute Books                      1.01
NDA                               7.09(b)
Obligations                       7.17
Parent                            Preamble
Pending Applications              1.01
Permits                           5.07

DEFINED TERM                      SECTION
------------                      -------
Permitted Liens                   1.01
Person                            1.01
Post-Closing Tax Liabilities      10.01(b)
Pre-Closing Tax Period            10.01(a)
Premium Payment                   7.16
Proceeding                        1.01
Purchase Price                    2.01
Purchaser                         Preamble
Regulations                       1.01
Representative                    1.01
Sale                              7.16(a)
Section 3.02 Closing Conditions   3.02
Seller Entities                   1.01
Shares                            Recitals
Solvent                           1.01

DEFINED TERM                      SECTION
------------                      -------
Subsequent Closing                2.03
Subsequent Closing Date           2.03
Subsequent Closing Payment        4.02(b)
SFT                               Recitals
Tax                               1.01
Tax Return                        1.01
Taxing Authority                  1.01
Termination Date                  9.01(g)
Third Party Claim                 10.03(b)
Third Party Reimbursement         10.03(e)
Transaction Documents             1.01
Transactions                      Recitals
Transfer Tax                      1.01
Unassigned Assets                 2.03
WCS                               1.01

                                  ARTICLE II.
                           PURCHASE AND SALE OF SHARES

          2.01 Purchase and Sale. On the terms and subject to the conditions specified in this Agreement, BellSouth shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from BellSouth, the Shares, free and clear of all Liens, for a purchase price of $300,000,000 in the aggregate (the "Purchase Price"), subject to adjustment as provided below.

          2.02 Initial Closing. An initial Closing for the sale of the Shares pursuant to Section 2.01 (the "Initial Closing") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, at 10:00 a.m., local time, on a date mutually agreed to by Purchaser and BellSouth, which date shall be no later than the later of (i) three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the parties at the Initial Closing set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the time of Closing), or (ii) May 31, 2007. The date on which the Initial Closing occurs is referred to herein as the "Initial Closing Date".

          2.03 Unassigned Assets. In the event any of the conditions to the Initial Closing set forth in Article VIII would not be satisfied with respect to any Acquired Asset and related Assumed Liability on the date scheduled for the Initial Closing Date, but the condition contained in Section 8.04(b) would otherwise be satisfied, BellSouth shall cause the BellSouth Sub that owns such Acquired Asset and related Assumed Liability to transfer all of such BellSouth Sub's right, title and interest in and to such Acquired Asset and Assumed Liability (together with any other Acquired Assets or Assumed Liabilities that BellSouth reasonably determines to be directly and solely related to such Acquired Asset and Assumed Liability) (collectively, all of the foregoing transferred by BellSouth Subs, the "Unassigned Assets") to

BellSouth or any Affiliate of BellSouth (an "Asset Holder") prior to the Initial Closing; provided, however, that any such Affiliate that is not a subsidiary of BellSouth shall agree to be bound by BellSouth's obligations under this Agreement. If any such transfer of Unassigned Assets occurs, the Initial Closing Payment shall be adjusted as provided in Section 4.02, and the Unassigned Assets so transferred shall be subject to sale to Purchaser at one or more subsequent Closings (each a "Subsequent Closing") as provided hereunder, on the terms and subject to the conditions hereof.

                                  ARTICLE III.
                     PURCHASE AND SALE OF UNASSIGNED ASSETS

          3.01 Purchase and Sale. On the terms and subject to the conditions of this Agreement, BellSouth shall, or shall cause any applicable Asset Holder to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from such Asset Holder, all of such Asset Holder's respective rights, titles and interests, as of an applicable Subsequent Closing Date, in and to the Unassigned Assets, free and clear of all Liens (other than Permitted Liens).

          3.02 Subsequent Closings. Until the earlier of (i) the date all remaining Unassigned Assets are Transferred to Purchaser and (ii) the termination of this Agreement in accordance with Article IX, Subsequent Closings for the sale of the Unassigned Assets pursuant to Section 3.01 shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309, at 10:00 a.m., local time, on the first Business Day of each month following the Initial Closing Date. At each such Subsequent Closing, all Unassigned Assets for which the conditions to the obligations of the parties to Transfer such Unassigned Asset set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the time of Closing or were only a condition to the Initial Closing) (the "Section 3.02 Closing Conditions") have been satisfied or waived at least three (3) Business Days prior to the date on which the Subsequent Closing is to occur shall be purchased by Purchaser and shall be Transferred by BellSouth or the applicable Asset Holder. If such conditions are not satisfied or waived with respect to all remaining Unassigned Assets at what would otherwise be the last Subsequent Closing Date, but are satisfied or waived during the three (3) Business Day period prior to the date of such Subsequent Closing, an additional Subsequent Closing shall occur three (3) business Days after such other Subsequent Closing. Any date on which a Subsequent Closing occurs is referred to herein as a "Subsequent Closing Date".

                                   ARTICLE IV.
                         CLOSING DELIVERIES AND PAYMENTS

          4.01 Closing Deliveries.

          (a) At the Initial Closing, BellSouth shall deliver to Purchaser (i) stock certificates evidencing the Shares, duly endorsed, or accompanied by a duly executed stock power; (ii) written resignations of each of the officers and directors of the BellSouth Subs effective as of the Initial Closing Date; (iii) the Minute Books; and (iv) a FIRPTA certificate in form reasonably satisfactory to Purchaser from BellSouth.

          (b) At any Subsequent Closing, BellSouth shall deliver or cause the applicable Asset Holder to deliver to Purchaser, (i) a Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit A hereto, duly completed to provide for the Transfer of the Unassigned Asset or Assets being Transferred at such Subsequent Closing (each a "Bill of Sale"); and (ii) unless previously provided for such Asset Holder, a FIRPTA certificate from such Asset Holder in form reasonably satisfactory to Purchaser; and

          (c) At any Closing, the parties shall deliver such other bills of sale, assignments, assumption agreements and other documents and instruments of transfer and assumption, in form and substance reasonably acceptable to the parties as may be necessary for the consummation of the Transactions occurring at such Closing.

          (d) At any Closing, the parties shall deliver officer's certificates, dated as of such Closing Date, certifying that such party's obligations pursuant to Sections 8.02(a) and 8.02(b), or, 8.03(a) and 8.03(b), as applicable, have been satisfied.

          4.02 Closing Payments.

          (a) At the Initial Closing, Purchaser shall deliver to BellSouth payment (the "Initial Closing Payment") in cash, by wire transfer of immediately available funds, to a single bank account designated in writing by BellSouth (such designation to be made at least three (3) Business Days prior to the Initial Closing Date), in an aggregate amount equal to:

               (ii) the Purchase Price; minus

               (iii) an amount equal to 130% of the Agreed Value of any License that is an Unassigned Asset; minus

               (iv) an amount equal to 54% of the Agreed Value of any Lease that is an Unassigned Asset.

          (b) At any Subsequent Closing, Purchaser shall deliver to BellSouth payment (a "Subsequent Closing Payment") in cash, by wire transfer of immediately available funds, to a single bank account designated in writing by BellSouth (such designation to be made at least three (3) days prior to the applicable Subsequent Closing unless it is the same account previously designated pursuant to Section 4.02(a)), in an aggregate amount equal to:

               (i) an amount equal to 130% of the Agreed Value of any License that is Transferred at such Subsequent Closing; plus

               (ii) an amount equal to 54% of the Agreed Value of any Lease that is Transferred at such Subsequent Closing.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF BELLSOUTH

          BellSouth hereby represents and warrants to Purchaser, as of the date hereof and, subject to Section 7.13, on and as of each Closing Date, except as set forth on any Schedule to this Agreement and except as expressly provided for herein:

          5.01 Organization; Standing and Power. BellSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. As of the date hereof, each of the BellSouth Subs is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. As of any Closing Date, each Seller Entity will be a corporation or limited liability company that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and will have the requisite corporate or company power and authority to own, lease or otherwise hold its respective properties and assets and to carry on its respective business as then conducted.

          5.02 Authority; Execution and Delivery; Enforceability. Each Seller Entity has the requisite corporate or company power and authority to execute any Transaction Documents to which each is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by each Seller Entity of any Transaction Documents to which such Seller Entity is, or is specified to be, a party and the consummation by the Seller Entities of the Transactions have been duly authorized by all necessary corporate or company action on the part of each Seller Entity. BellSouth has duly executed and delivered this Agreement and prior to each Closing each Seller Entity will have duly executed and delivered each other Transaction Document to which such Seller Entity is, or is specified to be, a party and which needs to be executed and delivered at or before such Closing. This Agreement constitutes, and each other Transaction Document to which any Seller Entity is, or is specified to be, a party will, after the Closing, constitute, such Seller Entity's legal, valid and binding obligation, enforceable against such Seller Entity, as applicable, in accordance with its terms (assuming in each case due authorization, execution and delivery thereof by and enforcement against the other parties thereto which are not Seller Entity) subject to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity (collectively, the "Enforceability Exceptions").

          5.03 No Conflicts. Except as set forth in Schedule 5.03, the execution and delivery by BellSouth of this Agreement does not, the execution and delivery by each Seller Entity of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by each such Seller Entity with the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of each such Seller Entity under, any provision of (i) the certificate of incorporation, articles of incorporation or organization, operating agreement, bylaws or other similar organizational documents of such Seller Entity, (ii) any Lease, Acquired Contract or other material Contract, or (iii) subject to the governmental Consents and other matters referred to in Section 5.04, any judgment, ruling, order or decree ("Judgment") or Law applicable to any Acquired Asset or any Seller Entity.

          5.04 Governmental Filings; Consents. No material consent, approval, license, permit, order, waiver or authorization ("Consent") of, or registration, declaration or filing with, any Governmental Authority is required to be obtained in connection with the execution and delivery by any Seller Entity of any other Transaction Documents or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and, if applicable, similar foreign competition regulations, (ii) if applicable, compliance with and filings, if any, under
Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) filings with and approvals of the FCC as required under the FCC Rules, or (iv) those that may be required solely by reason of the participation of Purchaser in the Transactions.

          5.05 Title to the Shares and the Acquired Assets.

          (a) Subject to Section 7.15, BWC has authorized capital stock consisting of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. SFT has authorized capital stock consisting of 1,000 shares of common stock, no par value per share, of which 100 shares are issued and outstanding. The Shares represent all of the outstanding equity interests of the BellSouth Subs. BellSouth or one of its Affiliates is the record and beneficial owner of the Shares, free and clear of all Liens. All of the Shares have been duly authorized, validly issued, fully paid and nonassessable and have been authorized, offered, issued and sold in accordance with all applicable securities Laws. There are no outstanding securities convertible into the capital stock of either of the BellSouth Subs or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of the capital stock of either of the BellSouth Subs. Neither of the BellSouth Subs will own at the Initial Closing Date, directly or indirectly, any equity interest in any other Person.

          (b) Except as set forth on Schedule 5.05(b), (i) the Seller Entities have good and valid title to all of the Acquired Assets, free and clear of any Liens (other than Permitted Liens), (ii) upon the Transfer of the Shares, the BellSouth Subs will have good and valid title to the Acquired Assets other than the Unassigned Assets, free and clear of any Liens (other than Permitted Liens), and (iii) immediately prior to the Transfer of an Unassigned Asset at a Subsequent Closing, the applicable Asset Holders will have good and valid title to the Unassigned Asset, free and clear of any Liens (other than Permitted Liens).

          (c) Except as set forth on Schedule 5.05(c), there are no material performance bonds, letters of credit, or similar instruments relating to the Acquired Assets.

          5.06 Contracts. Except as set forth on Schedule 5.06, (i) all Acquired Contracts are valid, binding and in full force and effect and are enforceable by a Seller Entity, as applicable, in accordance with their terms (subject to the Enforceability Exceptions), except where the failure to be valid, binding and in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) no Seller Entity nor, to the Knowledge of BellSouth, any other party to any of the Acquired Contracts is in breach or default in any respect thereunder, except in each case for such noncompliance, breaches and defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iii) no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any Seller Entity, or to the Knowledge of BellSouth, any other party under any Acquired Contract; and (iv) no Seller Entity has received any unresolved written notice of termination, or intent to terminate, with respect to any Acquired Contract, and to the Knowledge of BellSouth, no party to any Acquired Contract has threatened to terminate any Acquired Contract. None of the Acquired Contracts is with any counterparty that is an officer, director or Affiliate of any Seller Entity. Accurate and complete copies of the Acquired Contracts, including all material amendments, modifications, supplements, notices and waivers thereunder, have been made available to Purchaser. This Section 5.06 does not apply to Leases, which are instead addressed exclusively in Section 5.09.

          5.07 Permits. (i) The Seller Entities have all material licenses, permits, certificates, approvals, registrations and other authorizations of Governmental Authorities other than the FCC required in any material respect in connection with the ownership and operation of the Acquired Assets as currently owned and operated (collectively, "Permits"), (ii) no Seller Entity is in material violation of any Permit, and (iii) no Proceedings are pending or, to the Knowledge of BellSouth, threatened that could reasonably be expected to result in the revocation, cancellation, adverse modification or non-renewal of any Permit. This Section 5.07 does not apply to FCC Licenses, which are instead exclusively addressed in Sections 5.08 and 5.09.

          5.08 Licenses and Pending Applications.

          (a) For each of the Licenses, Schedule 1.01(i) sets forth the (i) name of the licensee, (ii) FCC call sign, (iii) authorized BRS or EBS channel(s), and
(iv) market where the facilities are authorized ("Acquired Market"). Except as set forth on Schedule 5.08(a), (i) the most recent renewal of the Licenses to BWC or SFT, as the case may be, as of the date hereof was approved by the FCC by Final Order; and (ii) the Licenses are in full force and effect. Except as set forth on Schedule 5.08(a) and with respect to rule-making proceedings of general applicability, as of the date of this Agreement there is no Proceeding pending before the FCC or, to the Knowledge of BellSouth, threatened to be brought before the FCC, which, if determined as requested by the moving party or as indicated in any document initiating such Proceeding, could result in the revocation, modification, restriction, cancellation, termination or non-renewal of the Licenses or the imposition of a monetary fine. To the Knowledge of BellSouth, there are no facts or circumstances existing that would give rise to any Proceeding with the FCC or any other Governmental Authority with respect to any Acquired Asset; there is no unsatisfied adverse FCC order or ruling outstanding specifically against Seller Entity or with respect to any of the

Licenses (as opposed to generally applicable orders or rulings); and no Seller Entity is a party to any complaint or proceeding at the FCC regarding any of the Licenses. None of the facilities subject to a License is subject to any lease, sublease, or any agreement to make it available to a third party, other than as listed on Schedule 1.01(iv).

          (b) Schedule 1.01(v) sets forth a true and complete list of all Pending Applications as of the date of this Agreement. Schedule 1.01(v) includes a true and complete list for each such Pending Application of (i) the name of the applicant, (ii) the FCC file number, (iii) the proposed channel(s), and (iv) the general purpose(s) of such applications. Except as set forth on Schedule 5.08(b), as of the date of this Agreement no Pending Application is, to the Knowledge of BellSouth, subject to any informal objection or petition to deny, which objection or petition has been filed with the FCC.

          (c) True and complete copies of the Licenses and Pending Applications identified on the Schedules hereto and all documents filed in any Proceeding pending at the FCC relating to any Acquired Asset (other than filings in rule-making proceedings of general applicability) have been made available to Purchaser.

          (d) Except for any non-compliance that, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Licenses taken as a whole or on such Seller Entity's ability to meet the condition in Section 8.04(b), each Seller Entity is in compliance with all applicable FCC Rules.

          5.09 Leases and Leased Spectrums.

          (a) For each Lease, Schedule 1.01(ii) sets forth: (i) the name of the third-party lessor; (ii) the name of the Seller Entity that is the lessee; (iii) the FCC call sign of the FCC License(s) leased pursuant to the Lease; and (iv) the channels subject to the Lease and Acquired Market in which the Lease is used or may be used. Except as set forth on Schedule 5.09(a), to the Knowledge of BellSouth, as of the date of this Agreement: (i) the grant, renewal or assignment of the FCC Licenses leased pursuant to the Leases to the existing licensee thereof was approved by the FCC by Final Order; (ii) the FCC Licenses leased pursuant to the Leases are in full force and effect; and (iii) other than rule-making proceedings of general applicability, there is no Proceeding pending before the FCC or threatened, which, if determined as requested by the moving party or as indicated in any document initiating such Proceeding, could result in the revocation, modification, restriction, cancellation, termination or non-renewal of the FCC Licenses leased pursuant to the Lease or of the Leases. Except as set forth on Schedule 5.09(a), to the Knowledge of BellSouth, the facilities subject to the FCC Licenses leased pursuant to the Leases for which certification of completion of construction has been filed with the FCC are in material compliance with the applicable FCC Licenses leased pursuant to the Leases and the FCC Rules.

          (b) Except as set forth on Schedule 5.09(a), assuming due authorization, execution and delivery by the counterparties, each Lease is valid, binding and in full force and effect, meets the requirements of Law in all material respects, and is enforceable in accordance with its terms subject to the Enforceability Exceptions. Except as set forth on Schedule 5.09(a), a Seller Entity is the lessee under each Lease (by entry into the Lease, assignment of such lease, transfer of rights or other means) and such Seller Entity has the sole right (subject to FCC Rules that may limit the right to use excess spectrum capacity) to use the spectrum under each Lease. Except as set forth on Schedule 5.09(a): (i) no Seller Entity nor, to the Knowledge of BellSouth, any other party to any of the Leases has failed to comply or is in breach or default thereunder in any material respect or (ii) no Seller Entity nor any other party to any of the Leases has claimed in any written statement delivered to the counterparty that the counterparty has failed to comply or is in breach or default thereunder in any material respect, and (ii) subject to any Consents of counterparties to the Leases listed on Schedule 5.03, the consummation of the Transactions will not cause any violation, breach or default of any Lease by any Seller Entity. Except as set forth on Schedule 5.09(a), no party to any Lease has claimed, and to the Knowledge of BellSouth, no party has threatened, in any written statement to a Seller Entity that such party has a right to terminate the Lease prior to or at the applicable Closing at which such Lease is to be Transferred or to seek damages against a Seller Entity for the violation, breach or default by such Seller Entity of such Lease. Except as set forth on Schedule 5.09(a), no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by any Seller Entity, or to the Knowledge of BellSouth, any other party under any Lease. None of the Leases are with any Person that is an officer, director or Affiliate of any Seller Entity.

          (c) True and complete copies of the Leases have been made available to Purchaser.

          5.10 Certain Matters Regarding the BellSouth Subs. As of the Initial Closing Date, the BellSouth Subs (i) will have no assets other than Acquired Assets; (ii) except for Leases and Acquired Contracts, will not be a party to any contract, agreement or undertaking, whether oral or written other than Excluded Liabilities that will be assigned to and assumed by another Seller Entity; (iii) does not and will not have as of the Initial Closing Date, any employees and do not and will not as of the Initial Closing Date sponsor, maintain or contribute to, or have ever since 2003 sponsored, maintained or contributed to, any employee pension benefit plan or employee welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended; and (iv) will not have any Liabilities, other than the Assumed Liabilities and Excluded Liabilities, the latter of which will be assigned to and assumed by another Seller Entity.

          5.11 Taxes. Except as set forth on Schedule 5.11,

          (a) (i) Each of the BellSouth Subs and (to the extent relevant to the BellSouth Subs) any Affiliated Group has complied in all material respects with all laws relating to Taxes and filed or caused to be filed in a timely manner (within any applicable extension periods) for all years and all periods (and portions thereof) all Tax Returns or estimates or extensions, all prepared in material compliance with applicable Laws, required to be filed by the Code or by applicable state, local or non-United States Tax Laws; (ii) all material Taxes owed by any of the BellSouth Subs or (to the extent relevant to the BellSouth
Subs) any Affiliated Group shown on any Tax Return have been timely paid in full; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) there are no proposed adjustments or actions pending for the assessment or collection of Taxes against any of the BellSouth Subs; (v) none of the BellSouth Subs nor (to the extent relevant to the BellSouth Subs) any Affiliated Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax Assessment or deficiency; (vi) no claim has ever been made by any Taxing Authority in a jurisdiction where the BellSouth Subs do not file Tax Returns, that any of the BellSouth Subs are or may be subject to taxation by that jurisdiction; (vii) none of the BellSouth Subs is a party to, bound by, or has any obligation under any Tax sharing or allocation agreement or similar agreement; and (viii) none of the BellSouth Subs has any liability for the Taxes of any other Person (other than members of the Affiliated Group) under Regulations section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, under a contract or otherwise;

          (b) Each of the BellSouth Subs has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

          (c) No Tax Liens have been filed or otherwise exist affecting any Acquired Assets;

          (d) No portion of the cost of any of the Acquired Assets has been financed, directly or indirectly, from the proceeds of any indebtedness the interest on which is tax-exempt under Code section 103(a); and

          (e) None of the Acquired Assets is "tax-exempt use property" within the meaning of Code section 168(h).

          5.12 Proceedings. There are no (i) outstanding Judgments against a Seller Entity, (ii) Proceedings pending or, to the Knowledge of BellSouth, threatened against a Seller Entity, or (iii) investigations by any Governmental Authority that are pending or, to the Knowledge of BellSouth, threatened against a Seller Entity or relating to or involve any of the Acquired Assets or Assumed Liabilities. This Section 5.12 does not apply to FCC Licenses, which are instead addressed exclusively in Sections 5.08 and 5.09.

          5.13 Compliance with Applicable Laws. The use and operation of the Acquired Assets by Seller Entities as currently used and operated complies with all Laws, except for instances of noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Seller Entity has received any written communication from a Governmental Authority that alleges that such Seller Entity's use or operation of the Acquired Assets is not in compliance in any material respect with any Law. This
Section 5.13 does not relate to matters with respect to (i) FCC Licenses, which are instead addressed exclusively in Sections 5.08 and 5.09; or (ii) Taxes, which are instead addressed exclusively in Section 5.11.

          5.14 Brokers or Finders. No Seller Entity has any liability to any agent, broker, investment banker or other firm or Person for any broker's or finder's fee or any other commission or similar fee in connection with the Transactions for which Purchaser or any of its Affiliates could become liable or obligated.

                                   ARTICLE VI.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser hereby represent and warrant to AT&T, BellSouth and each other Seller Entity, as of the date hereof and on and as of each Closing Date, that:

          6.01 Organization; Standing and Power. Purchaser and Parent are duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Purchaser is a wholly-owned subsidiary of Parent.

          6.02 Authority; Execution and Delivery; Enforceability. Purchaser and Parent have the requisite corporate power and authority to execute any Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by Purchaser and Parent of any Transaction Documents to which it is, or is specified to be, a party and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and Parent. Purchaser and Parent have duly executed and delivered this Agreement and prior to any Closing will have duly executed and delivered each other Transaction Document to which Purchaser is, or is specified to be, a party that needs to be executed and delivered at or before such Closing. This Agreement constitutes, and each other Transaction Document to which Purchaser and Parent, as applicable, are, or is specified to be, a party will, after the Closing, constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms (assuming in each case due authorization, execution and delivery thereof by and enforcement against the other parties thereto which are not Purchaser, Parent or an Affiliate thereof), subject to the Enforceability Exceptions.

          6.03 No Conflicts. The execution and delivery by Purchaser and Parent of this Agreement does not, the execution and delivery by Purchaser of each other Transaction Document to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Purchaser or Parent, as applicable, with the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or Parent under, any provision of (i) the certificate of incorporation, articles of incorporation, bylaws or other similar organizational documents of Purchaser or Parent, (ii) any material Contract to which Purchaser or Parent is a party or by which any of its properties or assets is bound or (iii) any Judgment or Law applicable to Purchaser, Parent or their respective properties or assets.

          6.04 Governmental Filings; Consents. No Consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery by Purchaser of any

Transaction Documents or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and, if applicable, similar foreign competition regulations, (ii), if applicable, compliance with and filings, if any, under Section 13(a) of the Exchange Act, (iii) filings with and approvals of the FCC as required under the FCC Rules, or (iv) those that may be required solely by reason of the participation of Seller Entities in the Transactions.

          6.05 Proceedings. There are no (i) outstanding Judgments against Purchaser or Parent, (ii) Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or Parent, or (iii) investigations by any Governmental Authority that are pending or, to the Knowledge of Purchaser, threatened against Purchaser or Parent that, in any case, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the Transactions or Parent's Guaranty obligations under this Agreement.

          6.06 Financing. Purchaser has available to it immediately available funds in cash, has the ability to draw immediately available funds in cash from Parent, or has the ability to make unrestricted draws under existing borrowing facilities that together are sufficient to enable Purchaser to pay the Purchase Price. Purchaser and Parent are each currently and immediately after giving effect to the Transactions will be, Solvent. Immediately after giving effect to the Initial Closing, the BellSouth Subs will be Solvent (assuming for the purposes of this representation that the BellSouth Subs are Solvent immediately prior to the Initial Closing).

          6.07 Brokers or Finders. Neither Purchaser nor Parent has any liability to any agent, broker, investment banker or other firm or Person for any broker's or finder's fee or any other commission or similar fee in connection with the Transactions for which BellSouth or any of its Affiliates could become liable or obligated.

          6.08 FCC Eligibility. Purchaser is legally qualified and eligible to acquire and hold the Licenses, and, after requisite filings with and approvals of the FCC have been respectively made and received, the consummation of the Transactions will not render Purchaser unqualified, ineligible or in violation of FCC Rules.

                                  ARTICLE VII.
                                    COVENANTS

          7.01 Certain Notices. Each party shall use its commercially reasonable efforts to promptly advise the other party in reasonable detail:

          (a) of the satisfaction or waiver of the closing conditions required for the Initial Closing as described in Section 8.04(b);

          (b) of the commencement of, or the impending or threatened commencement of, or upon obtaining Knowledge of BellSouth or Knowledge of Purchaser, as applicable, of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of any of the Transactions; and

          (c) of the occurrence of, or the impending or threatened occurrence of, or upon obtaining Knowledge of BellSouth or Knowledge of Purchaser, as applicable, of any facts that would give rise to, any event which could cause or constitute a breach of any of its representations, warranties, covenants or agreements contained in this Agreement which could be reasonably expected to have a Material Adverse Effect, and shall use commercially reasonable efforts to prevent or promptly remedy such breach.

          7.02 Satisfaction of Conditions; Access; Cooperation

          (a) The parties shall use their commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and
(ii) cause the satisfaction at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. Without limiting the generality of the foregoing, the parties shall negotiate in good faith such modifications to the structure as are necessary to enable the Transfer of all Leases and Licenses as soon as practicable consistent with the terms hereof.

          (b) During the period from the date of this Agreement to the final Closing Date, BellSouth shall, and BellSouth shall cause any other Seller Entity holding Acquired Assets to, afford to Purchaser and its authorized Representatives reasonable access, upon reasonable notice and during normal business hours, to senior personnel responsible for, and business records solely related to, the use or operation of the Acquired Assets, and during such period shall furnish promptly to Purchaser any information concerning the Acquired Assets as Purchaser may reasonably request; provided, however, that in no event any Seller Entity be obligated to provide (i) access or information in violation of any Law, Permit or Judgment, or (ii) any information the disclosure of which would jeopardize any privilege available to a Seller Entity or any of their respective Affiliates relating to such information or would cause a Seller Entity or any of their respective Affiliates to breach a confidentiality obligation existing prior the date hereof to which it is bound; provided, that, if reasonably requested by Purchaser, BellSouth shall request permission from the other party to disclose such information to Purchaser. In connection with providing such access, Purchaser shall cooperate with Seller Entities so as to ensure that such access does not unreasonably interfere with the use or operation of the Acquired Assets or with any Seller Entity's vendor, lessor, customer or, as applicable, employee relations, and shall in any event have no communication or contact with any such vendor, lessor, or customer without BellSouth's prior written consent, which BellSouth may withhold in its reasonable discretion; provided, however, the foregoing shall not prohibit Purchaser from communicating with or contacting any Persons if Purchaser has pre-existing relationships with any such vendor, lessor or customer unrelated to the Transactions or the Acquired Assets and such communications and contacts solely concerning those pre-existing relationships.

          (c) Subject to the limitations contained in Sections 7.02(b) and 7.05(a), BellSouth shall, and BellSouth shall cause any other Seller Entity to, provide Purchaser with reasonable assistance for the purpose of permitting Purchaser to enforce its rights under or to renegotiate any of the Leases. Notwithstanding the foregoing, the parties shall use their respective best efforts to prevent any such assistance or other cooperation from resulting in, and shall not be required to take any action that would reasonably be expected to cause, a premature de facto transfer of control or assignment of any such Leases prior to the actual Transfer of such Lease pursuant to this Agreement.

          (d) Promptly after a Closing, BellSouth shall deliver or make available, in such form and medium as reasonably determined by BellSouth, (i) copies of all Leases and Acquired Contracts Transferred at such Closing, together with all material non-privileged records and documents of a Seller Entity solely and directly relating and to any other Acquired Assets or Assumed Liability transferred or assumed, respectively, at such Closing and (ii) copies of all materials posted to the datasite for the Transaction at Intralinks; provided, however, that to the extent BellSouth provides the original, executed form of any of the aforementioned documents, BellSouth may retain a copy of the documents for its records.

          7.03 Hart-Scott-Rodino Filing. Not later than ten (10) Business Days following the date hereof, Purchaser and BellSouth shall cause to be filed with the United States Federal Trade Commission (the "FTC") and Antitrust Division of the United States Department of Justice (the "DOJ") the notification and report form required pursuant to the HSR Act for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Purchaser and BellSouth shall furnish to one another such necessary information and reasonable assistance as Purchaser or BellSouth may request in connection with the preparation of any filing or submission that is necessary under the HSR Act. Purchaser and BellSouth shall keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Each of Purchaser and BellSouth shall use commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the Transactions.

          7.04 FCC Filings.

          (a) Not later than ten (10) Business Days following the date hereof, Purchaser and BellSouth shall file or cause to be filed with the FCC all appropriate applications and notifications (which notifications shall be filed on or before the deadlines specified in the FCC Rules instead of ten (10) Business Days following the date hereof with respect to the Transfer of the Acquired Assets), and such applications shall include a request for authority to acquire control of any Pending Applications and to specify Purchaser as the controlling party of the applicant as of any Closing at which such Pending Application is Transferred to Purchaser. During the period from the date hereof to the final Closing Date, promptly after any other FCC authorization or application becomes a License or Pending Application, as applicable, Purchaser and BellSouth shall file or cause to be filed with the FCC the aforementioned transfer of control applications and filings with respect to such FCC authorizations and applications. The FCC applications, amendments and notifications referred to in this Section 7.04(a) are hereinafter referred to as the "FCC Transfer Applications"). The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.

          (b) Purchaser and BellSouth shall furnish to one another such necessary information and assistance as Purchaser or BellSouth may request in connection with the preparation, filing, and prosecution of the FCC Transfer Applications in order to have such applications made as expeditiously as practicable. Neither party shall participate in any meeting with the FCC or its staff in connection with the FCC Transfer Applications without the participation of the other, unless the other party waives its right to participate. Purchaser and BellSouth shall bear their own expenses in connection with the preparation, filing, and prosecution of the FCC Transfer Applications; provided, however, that all filing fees and similar out-of-pocket costs incurred in connection therewith shall be borne by Purchaser. Purchaser and BellSouth shall use their best efforts to cooperate and prosecute the FCC Transfer Applications in good faith and with due diligence before the FCC, and shall furnish to the FCC any documents, materials, or other information requested by the FCC in order to obtain such approvals as expeditiously as practicable.

          (c) If the final Closing shall not have occurred for any reason within any applicable consummation period set forth on the FCC's approval of any FCC Transfer Application, and neither Purchaser nor BellSouth shall have terminated this Agreement or any obligations of Purchaser or BellSouth under this Agreement pursuant to Article IX, then Purchaser and BellSouth shall request one or more extensions of reasonable duration of the consummation period of such approval. In the event that the FCC's approval of any FCC Transfer Application shall be the subject of an Appeal, BellSouth and Purchaser shall use their respective commercially reasonable efforts to defend diligently and in good faith such Appeal.

          7.05 Third Party Consents and Estoppels.

          (a) During the period from the date of this Agreement to the final Closing Date, BellSouth will, and BellSouth will cause all other Seller Entities to, use their respective commercially reasonable efforts to obtain any Consents required from third parties to Transfer the Acquired Assets to Purchaser; provided, however, that no Seller Entity shall be required to expend any material sum, make a material financial commitment or grant or agree to any material concession, including but not limited to the renegotiation of a Lease or the negotiation of a new capacity lease to replace a Lease, in order to obtain any such required Consent; provided, further, that BellSouth shall provide Purchaser the opportunity to pay any such sums, make any such material financial commitments or grant or agree to any material concessions in lieu of BellSouth (to the extent such commitment or agreement or material concession is not adverse to BellSouth); provided, further, that any such renegotiation of, amendment to, or replacement for any Lease shall not result in a requirement under the FCC Rules that another FCC Transfer Application be filed to effect these Transactions. BellSouth agrees to consult with Purchaser regarding the discussions and other communications the Seller Entities have with lessors and other third parties under this Section 7.05, but BellSouth shall control any and all such discussions and communications, and Purchaser shall have no communication or contact with any such lessors or other third parties without BellSouth's prior written consent, which BellSouth may withhold in its reasonable discretion; provided, however, the foregoing shall not prohibit Purchaser from communicating with or contacting any Persons if Purchaser has pre-existing relationships with any such vendor, lessor or customer unrelated to the Transactions or the Acquired Assets concerning those pre-existing relationship. BellSouth or any other Seller

Entity may obtain an executed estoppel certificate with respect to any of the Leases ("Estoppel Certificate").

          (b) If any required Consent to Transfer any Acquired Contract is not obtained prior to the final Closing Date, the parties shall (at Purchaser's expense and risk) use commercially reasonable efforts, if requested by Purchaser, to implement an arrangement, reasonable and lawful as to both Purchaser and BellSouth, designed to afford to Purchaser the economic benefits and burdens of the affected Acquired Assets, if any.

          7.06 Pre-Closing. Except for matters set forth on Schedule 7.06 or as otherwise expressly permitted or required by the terms of this Agreement or required by applicable Law or Judgment, without prior consultation with and the prior approval of Purchaser, such approval not to be unreasonably withheld, delayed or conditioned, from the date of this Agreement through the final Closing Date, BellSouth shall, and BellSouth shall cause any other Seller Entity to, as applicable:

          (a) use commercially reasonable efforts to maintain in full force and effect in all material respects all Licenses, and timely and materially to comply with FCC Rules;

          (b) use commercially reasonable efforts to prosecute and defend diligently and in good faith each Pending Application, and, upon issuance by the FCC, prior to the Closing Date at which such Pending Application is to be Transferred to Purchaser, such FCC License shall be deemed a License hereunder on and after the date of issuance (but not prior to such date, except for any grant of a renewal or modification application, which shall be deemed a License hereunder as of the date hereof);

          (c) to the extent permissible under applicable Law, use commercially reasonable efforts to preserve intact and enforce all of their respective material rights under each Lease on a timely basis;

          (d) except as contemplated herein, (i) carry on its business with respect to the Acquired Assets as currently conducted and only in the ordinary course of business; and (ii) preserve intact satisfactory relationship with the counterparties to the Leases and Acquired Contracts;

          (e) except as contemplated herein, (i) not enter into any agreement (or amendment, modification, supplement (including extensions or renewals) or waivers of existing agreements) with respect to spectrum capacity under any Lease or License that reasonably could be deemed adverse in any material respect to the Transfer to Purchaser thereof, or with respect to any Acquired Asset; provided, however, BellSouth shall consult with Purchaser prior to entering into any agreement, amendment, modification, supplement (including extensions or renewals) or waivers of existing agreements with respect to spectrum capacity on any Lease or License even if the foregoing shall not be materially adverse to the Transfer to Purchaser; or (ii) not enter into any agreements to accept any interference as prescribed by the FCC Rules in connection with any License or Lease unless required to do so under the terms of the Lease without first consulting with Purchaser;

          (f) except as contemplated herein, (i) not enter into, any agreement, arrangement or understanding to, or otherwise offer or commit to sell, transfer, assign, lease, modify or dispose of any Acquired Assets or of the spectrum to be covered by the Licenses or Leases or any interests therein or portion thereof, or negotiate therefore; or (ii) not create, incur or suffer to exist any Lien or other liability on any Acquired Assets or the spectrum to be covered by the Licenses or Leases or any interest therein other than Permitted Liens; or

          (g) not intentionally take any action that could reasonably be expected to render inaccurate any representation or warranty contained in this Agreement.

          7.07 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Transactions.

          7.08 Tax Matters.

          (a) BellSouth shall be responsible for the preparation and filing of all consolidated, unitary or combined income Tax Returns that include the operations of any BellSouth Sub for all periods through and including any applicable Closing Date with respect to such BellSouth Sub. BellSouth shall also be responsible for the preparation and filing of all income Tax Returns (other than consolidated, unitary or combined income Tax Returns) for all periods through and including the applicable Closing Date with respect to such Bellsouth Sub. BellSouth shall cause to be paid when due all Taxes shown as due on such Tax Returns.

          (b) Purchaser shall be responsible for the preparation and filing of all Tax Returns with respect to the BellSouth Subs or any Acquired Asset due on or after the applicable Closing Date for such BellSouth Sub or Acquired Asset other than returns described in Section 7.08(a). Purchaser shall be responsible for the payment of all such Taxes due on or after such Closing Date.

          (c) Purchaser and BellSouth shall furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the BellSouth Subs and the Acquired Assets and Assumed Liabilities as is reasonably necessary for the filing of all Tax Returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the payment of Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any Proceeding relating to any Tax Return.

          (d) All Transfer Taxes arising out of the Transactions and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne by Purchaser. BellSouth and Purchaser shall cooperate to determine on a timely basis the amount of any Transfer Taxes and to timely prepare and file any returns or other filings relating to such Transfer Taxes, in form and substance satisfactory to each party, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. To the extent any Transfer Taxes are returnable by any Seller Entity under Applicable Law, BellSouth shall pay such Transfer Taxes and shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly following the filing thereof furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to Purchaser, and Purchaser shall reimburse BellSouth promptly for such Transfer Taxes paid.

          (e) Any Tax-sharing agreement between any of the BellSouth Subs and BellSouth (or any other member of an Affiliated Group) is terminated as of the Initial Closing Date with respect to the BellSouth Subs and shall have no further effect for any taxable year (whether the current year, a future year, or a past year) with respect to the BellSouth Subs.

          (f) The parties agree that the Purchase Price (as adjusted for any Premium Payment) allocable to the Acquired Assets and Assumed Liabilities of the BellSouth Subs will be allocated to the assets of such entities for all purposes (including tax and financial accounting) in a manner consistent with Code sections 338 or 1060 and the regulations thereunder, based upon the Agreed Values of the Licenses and Leases and the fair market values of all other such assets, as reasonably determined by the parties. The parties will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocation, unless otherwise required by an audit or other inquiry or examination by the Internal Revenue Service or other Taxing Authority (federal, state, city or otherwise). Any such allocation shall be initially proposed by the Purchaser within 45 days after the Initial Closing Date and thereafter, the parties shall mutually agree upon the final allocation.

          7.09 Confidentiality.

          (a) For a period of two (2) years after the final Closing Date, BellSouth shall, and solely with respect to any Acquired Assets not Transferred to Purchaser prior to the termination of this Agreement, Purchaser shall, cause their respective Affiliates and Representatives to, preserve and protect the confidentiality of the terms and conditions of the Leases, Acquired Contracts, business records and similar confidential information solely related to the Acquired Assets (collectively, the "Confidential Information"), and not disclose the Confidential Information to any third party except as required by applicable Law or, if such party deems necessary or advisable, in connection with any Proceeding involving such party or any of its Affiliates; provided, however, that such party shall use good faith efforts to provide the other party with written notice of such circumstance prior to disclosure of any such information so that such other party may seek a protective order or other appropriate remedy. The foregoing obligations shall not apply to (i) information which is or becomes generally known to the industry or in the public domain other than as a result of a party's or its Affiliates' or Representatives' disclosure of such information in violation of the provisions of this Agreement, or (ii) information that is furnished or becomes available to a party from a third party on a non-confidential basis after the date hereof who is not, to the Knowledge of BellSouth or Knowledge of Purchaser, as applicable, prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

          (b) Each party agrees that (i) any information furnished to or obtained by such party or any of its Representatives during the period from the date of this Agreement to the final Closing Date as a result of either any Seller Entity providing access as contemplated by

Section 7.02 or otherwise and (ii) the terms and conditions of the Transaction Documents and the Transactions, shall in each case be treated by such party as Confidential Information subject to the terms and conditions of that certain Non-Disclosure Agreement, dated December 4, 2006, as it may be amended from time to time (the "NDA"), which shall survive the execution and delivery hereof and all Closings and remain in full force and effect. Notwithstanding the foregoing,
(i) BellSouth agrees that Purchaser may disclose this Agreement, the terms and conditions of the Transaction Documents and the Transaction, to actual and prospective partners, investors, investment bankers and other similar third parties, subject to appropriate non-disclosure agreements with the third parties without the prior written consent of BellSouth; and (ii) each Party agrees that either party may disclose this Agreement, the terms and conditions of the Transaction Documents and the Transaction if it is required (in the reasonable opinion of the disclosing party's counsel) to be disclosed by one of the parties pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules of The Nasdaq Stock Market, Inc. or the New York Stock Exchange, including the related regulations and marketplace rules.

          7.10 Press Releases. No public filing, release or announcement concerning this Agreement or the Transactions shall be issued by any party or its Affiliates without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), unless such disclosure is required by any Judgment, by Law or to comply with the obligations of any accounting standards and applicable securities laws and other laws and regulations of the Securities and Exchange Commission or state or local government regulations or any applicable securities exchange (based on the advice of legal counsel expert in securities law); provided, however, that the party intending to make such release shall use commercially reasonable efforts consistent with such Judgment, Law or obligation to give the other parties prior notice and to consult with the other parties with respect to the text thereof.

          7.11 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto or its Affiliates) incurred by a party or on its behalf in connection with the preparation, negotiation, execution and delivery, and performance of the Transaction Documents and the Transactions shall be borne by the party incurring such expense.

          7.12 Certain Restrictive Covenants.

          (a) For a period beginning on the date hereof and continuing until the first anniversary of the final Closing Date, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or attempt to hire or retain any employee or independent contractor of BellSouth or its Affiliates introduced to Purchaser in connection with the Transactions or Purchaser's consideration thereof; provided, however, nothing herein shall prohibit Purchaser or one of its Affiliates from hiring an individual who responds to a general solicitation advertisement provided that the group that is so solicited is defined by criteria other than as employees of BellSouth or its Affiliates.

          (b) For a period beginning on the Initial Closing Date and continuing until the date that is twenty-four (24) months thereafter, AT&T shall not, and shall cause its subsidiaries not to, directly or indirectly, acquire any rights under any Lease if Purchaser is then the lessee thereunder; provided, however, that nothing contained herein shall prevent or restrict AT&T or any of its subsidiaries from acquiring an interest in, or merging, consolidating or combining with any Person that (i) prior thereto has acquired any rights under any Lease or (ii) at that time is seeking to acquire any rights under any Lease; provided, that, in the case of clause (ii), AT&T shall cause the Person to cease attempting to so acquire rights under any Lease so long as such cessation would not cause the Person to violate a preexisting contractual obligation.

          7.13 Revisions to Schedules; Updated Schedules. Prior to any Closing, and solely for the purposes of rendering their respective representations and warranties in Article V true and correct on and as of date of such Closing, BellSouth may supplement, amend or correct in writing the Schedules referred to in Article I (other than Schedules 1.01(i) (Licenses), 1.01(ii) (Leases) and 1.01(vii) (Agreed Value)) and IV solely with respect to events or matters that arise or otherwise occur after the date of this Agreement; provided, that any such supplement shall not be effective for purposes of establishing the satisfaction of the condition contained in Section 8.02(a) insofar as such condition relates to the truth and accuracy of the representations and warranties of BellSouth as of the date of this Agreement, or for purposes of establishing the satisfaction of the condition in Section 8.02(b); provided, further, (i) to the extent such additional disclosures disclose that a Lease or License is invalid or in material default by a Seller Entity thereunder, notwithstanding anything to the contrary herein, Purchaser may elect to require BellSouth to treat such Lease or License (and the related Acquired Assets and Assumed Liabilities) as Unassigned Assets until such default or invalidity is cured or waived by Purchaser or this Agreement is terminated with respect to such Unassigned Asset, and (ii) to the extent such additional disclosures disclose that a Lease or License is in material default by a party thereunder other than a Seller Entity, notwithstanding anything to the contrary herein, Purchaser may elect to require BellSouth to treat such Lease or License (and the related Acquired Assets and Assumed Liabilities) as Unassigned Assets until such default is cured or waived by Purchaser or this Agreement is terminated with respect to such Unassigned Asset and shall, within thirty (30) days following written notice by BellSouth, elect to either (x) waive any breach of a representation, warranty or covenant hereunder or any condition hereunder with respect to such specific Lease or License and purchase such specific Lease or License at the next Closing, or (y) terminate the Seller's Entities' and Purchaser's obligations hereunder with respect to such specific Lease or License pursuant to Section 9.03.

          7.14 Performance Bonds and Letters of Credit. Purchaser shall use best efforts to replace all of the performance bonds, letters of credit, and similar instruments relating to the Acquired Assets that are set forth on Schedule 5.05(c) within three (3) months after any Closing in which it was Transferred such related Acquired Assets.

          7.15 Reorganization. Prior to the Initial Closing Date, notwithstanding any other provision of this Agreement, BellSouth may (i) cause BWC or SFT or both to be converted to a limited liability company and (ii) may contribute either of their respective limited liability company membership interests or, if not yet converted, outstanding shares of common stock, to any Affiliate of BellSouth. To the extent BellSouth engages in any of the foregoing actions, BellSouth shall provide updated representations regarding such entities covering the subject matter in Section 5.05(a) as of the Closing Date. Whether or not such contribution is made, notwithstanding any other provision of this Agreement, BWC and SFT shall transfer all Excluded Assets and Excluded Liabilities to BellSouth or any of its Affiliates prior to the Initial Closing Date.

          7.16 Premium Payments.

          (a) If prior to April 30, 2008, Purchaser consummates a Sale or Sales of (i) Licenses that represent 50% or more of the Agreed Values the Licenses that were Transferred to Purchaser pursuant to the Transfer of Licenses, or (ii) Leases that represent 50% or more of the Agreed Values of the Leases that were Transferred to Purchaser pursuant to the Transfer of Leases for consideration to Purchaser, the BellSouth Subs or one or more Affiliates of Purchaser to whom the applicable Licenses or Leases have been transferred in excess of the aggregate Agreed Values designated by this Agreement for such Licenses transferred in a Sale or Sales or such Leases transferred in a Sale or Sales, then, upon consummation of a Sale in which or prior to which such 50% threshold has been met or exceeded with respect to such Licenses or such Leases or both, Purchaser shall pay BellSouth an amount equal to one-third (1/3) of the amount by which such consideration exceeds such Agreed Values of such Licenses or such Leases, respectively (any such amount, "Premium Payment"). For purposes hereof, a "Sale" means a transaction resulting in the sale or other disposition of the rights to use the spectrum covered by or under a License or Lease to a third party for cash or any other consideration, including, without limitation, any lease or sublease of a License or Lease, any assignment of the License or Lease (other than as part of a transaction in which Parent is assigning all or substantially all of its domestic assets), any sale of control of a BellSouth Sub or any other Affiliate of Purchaser that directly holds the License or Lease (other than a transaction in which Parent is assigning all or substantially all of its domestic assets including its stock in Purchaser, BellSouth Subs or such other Affiliate), or any transaction in which such Licenses or Leases are swapped for any other spectrum.

          (b) Notwithstanding the foregoing, (i) if a Sale is structured as a swap of such spectrum for consideration to Purchaser, more than 50% of which is other spectrum or spectrum-related assets, then no Premium Payment shall be due BellSouth pursuant to such Sale; and (ii) if any Sale involves one or more Lease(s) that has been materially amended or modified in a manner that could be reasonably expected to materially increase the value of such Lease, then no Premium Payment shall be due BellSouth based on the Sale of such materially amended or modified Lease(s), provided that for clarification, other Leases involved in such a Sale which have not been materially amended or modified in such manner would be subject to the Premium Payment if the other requirements set forth in subsection (a) above are satisfied.

          (c) With respect to any Sale for which a Premium Payment may be due to BellSouth pursuant to subsection (a), Purchaser shall provide BellSouth with a certificate of an officer of Purchaser and Parent certifying to the following:
(i) the Board of Directors of Parent has determined that the Purchaser or its Affiliate has received consideration at least equal to the Agreed Value of the Licenses and Leases sold pursuant to the Sale and the amount of such consideration; and (ii) a tax allocation of the assets included in the Sale mutually prepared by the Purchaser and the third party for use in connection with the preparation of their respective United States federal, state and local tax returns. Upon the request of BellSouth, Purchaser shall also provide the calculations used in creating the tax allocation for such Sale. Purchaser shall not file with any United States federal, state or local tax return any allocation inconsistent with such allocation on the certificate (or any adjustment to such allocation) without prior written notice to BellSouth.

          7.17 Parent Guaranty.

          (a) As an inducement to AT&T and BellSouth to enter into and execute this Agreement, Parent hereby unconditionally, irrevocably and absolutely guarantees to the Seller Entities and their Affiliates and their successors and assigns ("Obligees") the prompt and complete payment and performance by Purchaser of all of the Obligations when and as they become due (the "Guaranty"). For the purposes of this Section 7.17, "Obligations" shall mean any and all of Purchaser's Liabilities under this Agreement and the Transaction Documents to any of Obligees, including without limitation the obligation to pay the Purchase Price when and as due under this Agreement. The Guaranty under this
Section 7.17 is a guaranty of timely payment and performance of the Obligations and not merely of collection. In the event that Purchaser fails or refuses to timely pay or perform any of the Obligations and any Obligee has elected to exercise its rights under this Guaranty, such Obligee shall make a written demand upon Parent to pay or perform, provided that any failure or delay in making such any such demand shall not release, waive, impair or otherwise affect the rights and remedies of Obligees hereunder. Parent agrees that it will pay Obligees on demand for all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Obligees in connection with the enforcement of this Guaranty.

          (b) Notwithstanding any payment or payments made by Parent under this Guaranty, Parent shall not be entitled to be subrogated to any of the rights of any Obligees against Purchaser or any Person or any Obligees right of offset for the payment or performance of the Obligations, nor shall Parent seek or be entitled to seek any contribution or reimbursement from Purchaser in respect of any payment or performance made by Parent hereunder, in each case until all of the Obligations are finally and irrevocably paid or satisfied in full.

          (c) Parent shall remain obligated hereunder notwithstanding that, without any reservation of rights against Parent and without notice to or further assent by Parent, any of the Obligations of Purchaser may, from time to time, in whole or in part, be renewed, extended, amended, modified, or accelerated by the mutual agreement of Purchaser and an Obligee, and this Agreement and any Transaction Documents may be amended, modified, supplemented or terminated, in whole or in part, as Purchaser and an Obligee may mutually agree upon from time to time. When making any demand hereunder against Parent, any Obligee may, but shall be under no obligation to, make a similar demand on Purchaser, and any failure by any Obligee to make any such demand or to collect any payments from Purchaser shall not relieve Parent of its obligations hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Obligee against Parent.

          (d) Parent waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Obligees, upon this Guaranty or acceptance of this Guaranty, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between Purchaser and Parent, on the one hand, and Obligees on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Parent waives diligence, presentment, protest and notice of default or non-payment to or upon Purchaser or Parent with respect to the Obligations. Parent understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of timely payment and performance of each of the Obligations in accordance with this Agreement, irrespective of the genuineness, legality, regularity, validity or enforceability of this Agreement and any other documents executed and delivered in connection therewith, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Parent. To the fullest extent permitted by Law, this Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not Parent shall have any knowledge or notice thereof), and shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Parent may have against or any Seller Entity, Purchaser or otherwise. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Parent and the successors and assigns thereof, and shall inure to the benefit of Obligees until all the Obligations and the obligations of Parent under this Guaranty shall have been fully and irrevocably paid or satisfied in full.

          (e) This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by any of Obligees for any reason, including, without limitation, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Purchaser or Parent, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Purchaser or Parent or any substantial part of its property, or otherwise, all as though such payments had not been made. Parent agrees that it will indemnify Obligees on demand for all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Obligees in connection with such rescission or restoration. If Obligees are required to refund part or all of any payment of Purchaser with respect to any of the Obligations, such payment shall not constitute a release of Parent from any liability hereunder, and Parent's liability hereunder shall be reinstated to the fullest extent allowed under applicable law and shall not be construed to be diminished in any manner.

          7.18 Dual Use Assets. Any Dual Use Asset, whether owned by a BellSouth Sub, another BellSouth Affiliate, or Purchaser, shall be made available to the other party on reasonable terms and conditions for such time until an orderly transition can be effected or until such other time upon which the parties shall mutually agree.

                                 ARTICLE VIII.
                               CLOSING CONDITIONS

          Except as set forth on Schedule 8:

          8.01 Conditions to Obligations of All Parties. The respective obligations of Purchaser, on the one hand, and BellSouth, on the other hand, to consummate the purchase and sale of the Shares at the Initial Closing or any Unassigned Assets at any Subsequent Closing, as applicable, shall be subject to the satisfaction (or waiver by Purchaser or BellSouth, as applicable) at or prior to the applicable Closing of each of the following conditions:

          (a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints"), shall be in effect or pending which materially delays, restrains, enjoins or otherwise prohibits or seeks to restrain, enjoin or otherwise prohibit the consummation of the Transactions to be consummated at such Closing.

          (b) HSR Act. The waiting period applicable to the Transactions under the HSR Act, if any, shall have expired or been earlier terminated.

          (c) FCC Approval. The FCC shall have approved each of the FCC Transfer Applications for which approval is required under the FCC Rules.

          8.02 Additional Conditions to Obligations of Purchaser. The obligation of Purchaser to purchase and pay for the Shares at the Initial Closing or any Unassigned Assets at any Subsequent Closing shall be subject to the satisfaction (or waiver by Purchaser) at or prior to that Closing of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of BellSouth set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of BellSouth that are not so qualified shall be true and correct in all material respects, as of the date hereof and on and as of the Closing Date, in the latter case with the same force and effect as though such representations and warranties had been made on and as of such Closing Date, except that (i) representations and warranties that are made as of a specific date need be true and correct only as of such date, (ii) representations and warranties that relate to any Acquired Assets or Assumed Liabilities need be true and correct only as of the Closing Date that such Acquired Assets or Assumed Liabilities are Transferred to Purchaser, and (iii) any failure of the representations and warranties of BellSouth to be true and correct shall be disregarded solely for purposes of satisfying the condition in this Section 8.02(a) unless, individually or in the aggregate, such failures have had, or could reasonably be expected to have, a Material Adverse Effect.

          (b) Performance of Obligations. BellSouth shall have performed and complied and caused any other applicable Seller Entity to have performed and complied, in all material respects, with all agreements, covenants (except for any failure of the parties to mutually agree to reasonable terms and conditions of use of Dual Use Assets under Section 7.18) and obligations required by this Agreement to be performed or complied with by a Seller Entity at or prior to the applicable Closing.

          (c) No Material Adverse Effect. From the date of this Agreement to the applicable Closing Date, there shall not have occurred a Material Adverse Effect with respect to the Acquired Assets and Assumed Liabilities to be Transferred on such applicable Closing Date.

          8.03 Additional Conditions to Obligations of BellSouth. The obligation of BellSouth to sell, assign, convey, and deliver the Shares at the Initial Closing and to cause any Asset Holder to sell, assign, convey, and deliver Unassigned Assets at any Subsequent Closing, shall be subject to the satisfaction (or waiver by BellSouth) at or prior to the applicable Closing of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Purchaser that are not so qualified shall be true and correct in all material respects, as of the date hereof and on and as of the Closing Date, in the latter case with the same force and effect as though such representations and warranties had been made on and as of such Closing Date, except that representations and warranties that are made as of a specific date need be true and correct only as of such date.

          (b) Performance of Obligations. Purchaser shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or prior to the applicable Closing.

          8.04 Additional Conditions to Obligations of All Parties at Initial Closing. The respective obligations of Purchaser, on the one hand, and BellSouth, on the other hand, to consummate the purchase and sale of the Shares at the Initial Closing are further conditioned on (a) BellSouth having obtained with respect to any Acquired Asset or Assumed Liability owned by a BellSouth Sub any Consent of a counterparty or other third party required to transfer the Shares at the Initial Closing without causing a breach or default under or other adverse effect on such Acquired Asset or Assumed Liability, and (b) the Acquired Assets owned by the BellSouth Subs (after giving effect to the transfer to another Selling Entity of all Unassigned Assets) on the Initial Closing Date including Licenses and Leases having aggregate Agreed Values of at least One Hundred Fifty Million Dollars ($150,000,000).

          8.05 Additional Conditions to Obligations of All Parties at Subsequent Closings. The respective obligations of Purchaser, on the one hand, and BellSouth, on the other hand, to consummate the purchase and sale of any Unassigned Asset (and all related Unassigned Assets) at any Subsequent Closing are further conditioned on BellSouth's having obtained, prior to or on the date of such Closing, all Consents of all counterparties or other third parties required to Transfer such Unassigned Asset.

                                   ARTICLE IX.
                                   TERMINATION

          9.01 Termination of Agreement. This Agreement may be terminated with respect to the Shares or Unassigned Assets and the Transactions relating thereto abandoned at any time:

          (a) by mutual written consent of Purchaser and BellSouth;

          (b) by Purchaser or BellSouth, if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting the consummation of such Transactions shall have become final and non-appealable;

          (c) by Purchaser, if there shall be a material breach by BellSouth of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be cured or has not been cured within thirty (30) days after the giving of written notice by Purchaser to BellSouth of such breach;

          (d) by BellSouth, if there shall be a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be cured or has not been cured within thirty (30) days after the giving of written notice by BellSouth to Purchaser of such breach; or

          (e) by BellSouth with respect to some or all Unassigned Assets (except as specified below) if the Transfer thereof, or the entire Agreement if the Initial Closing, shall not have occurred by 5:00 p.m., Atlanta, Georgia time, on September 15, 2007, such date of termination being referred to hereinafter as the "Termination Date"; provided that the failure of such Transfer to have occurred on or before the Termination Date shall not be due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by BellSouth. If, however, as of September 15, 2007, the parties have consummated the Transfer of Licenses and Leases with an aggregate Agreed Value of $240 million or more, then BellSouth may not terminate pursuant to the foregoing sentence prior to the later of (i) October 31, 2007, and (ii) the expiration of a forty-five (45) day period (commenced by written notice by either party to the other) within which the parties shall negotiate in good faith in an attempt to reach agreement on ways in which the rights and obligations intended to be conveyed by a Transfer of Unassigned Assets may lawfully be conveyed without such a Transfer if such Transfer cannot otherwise be made as contemplated hereby. Notwithstanding the foregoing, BellSouth shall have no right to terminate under this Section 9.01(e) with respect to (x) any Unassigned Assets for which the Section 3.02 Closing Conditions have been satisfied or waived within three (3) Business Days prior to the Termination Date, or (y) any Unassigned Assets scheduled for Transfer at an additional Subsequent Closing pursuant to the penultimate sentence of Section 3.02, or (z) any Unassigned Assets scheduled for Transfer at a Subsequent Closing because the related Section 3.02 Closing Conditions were satisfied or waived after the date of the previous Closing.

          9.02 Effect of Termination of this Agreement. A party desiring to terminate this Agreement or any of such party's obligations hereunder pursuant to Section 9.01 shall give written notice thereof to the other party specifying the provision hereof pursuant to which the Agreement or the obligations are terminated. Upon any termination pursuant to Section 9.01, no party shall have any further rights, Liabilities or obligations hereunder except to the extent the termination is limited to only certain obligations hereunder; provided, however, that if any of the terms and conditions contained herein have been breached by any party, the non-breaching parties may pursue any rights and remedies they may have under applicable Law, in equity or otherwise, by reason of such breach regardless of such termination, and such termination shall not constitute any election of remedies, and, provided further, that Sections 7.09(b), 7.10, 7.11, 7.17 and 10.04 and Article XI and the Guaranty shall survive any termination of this Agreement or all remaining obligations hereunder, and this Agreement in its entirety shall survive any termination of less than all remaining obligations hereunder and remain in full force and effect (other than obligations terminated) and continue to govern the rights and obligations of the parties with respect to the obligations not so terminated.

          9.03 Termination of Obligations. The obligations of BellSouth to Transfer, or to cause any Seller Entity to Transfer, specific Unassigned Assets, and of Purchaser to purchase and pay for those specific Unassigned Assets, may be terminated as follows:

          (a) by mutual written consent of Purchaser and BellSouth;

          (b) by Purchaser or BellSouth, if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting the Transfer of those specific Unassigned Assets shall have become final and non-appealable;

          (c) by Purchaser, as provided in Section 7.13;

          (d) by Purchaser, if there shall be a material breach by BellSouth of any representation, warranty, covenant or agreement contained in this Agreement with respect to those specific Unassigned Assets, which breach cannot be cured or has not been cured within thirty (30) days after the giving of written notice by Purchaser to BellSouth of such breach; or

          (e) by BellSouth, if there shall be a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement with respect to those specific Unassigned Assets, which breach cannot be cured or has not been cured within thirty (30) days after the giving of written notice by BellSouth to Purchaser of such breach.

          9.04 Effect of Termination of Obligations. A party desiring to terminate its respective obligations with respect to the Transfer of specific Unassigned Assets pursuant to Section 9.03 shall give written notice thereof to the other party specifying the provision hereof pursuant to which the obligations are terminated. Upon any such termination, no party shall have any further obligation to make or accept a Transfer of the specific Unassigned Assets, the Purchase Price shall be permanently reduced by the aggregate amount of the Agreed Values of all Licenses and Leases included in the specific Unassigned Assets, the last Closing held hereunder shall be the final Closing hereunder for all purposes hereof, and this Agreement shall otherwise remain in full force and effect and continue to govern the rights and obligations of the parties with respect to the Transactions theretofore consummated.

                                   ARTICLE X.
                                 INDEMNIFICATION

          10.01 Indemnification by AT&T and BellSouth.

          (a) From and after the Initial Closing, subject to the conditions specified in this Agreement, AT&T and BellSouth, jointly and severally, shall indemnify Purchaser and its Affiliates and each of their respective Representatives, against, and hold them harmless from, any Losses, to the extent arising from (i) any breach of any representation or warranty of BellSouth contained in this Agreement, (ii) any breach of any covenant or agreement of BellSouth contained in this Agreement, (iii) any Taxes (or the nonpayment thereof) of the BellSouth Subs for all taxable periods ending on or before the Initial Closing Date and for that portion of the taxable year through the end of the Initial Closing Date that includes (but does not end on) the Initial Closing Date ("Pre-Closing Tax Period"), (iv) any Liability of the BellSouth Subs for the Taxes of any other Person under Regulations section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, under a contract or otherwise for all taxable periods ending on or before the Initial Closing Date and for the Pre-Closing Tax Period, or (v) any Excluded Liabilities (or any third party claim for payment or satisfaction of any Excluded Liabilities).

          (b) Neither AT&T nor BellSouth shall be required to indemnify any Person, and shall not have any liability under Section 10.01(a): (i) unless the aggregate of all Losses for which AT&T and BellSouth would, but for this Section 10.01(b), be liable exceeds $5,000,000, whereupon such Person or Persons shall be entitled to recover all such Losses from AT&T or BellSouth from the first dollar thereof; or (ii) to the extent the subject matter of such claim is expressly covered by an executed Estoppel Certificate with respect to such Lease delivered to Purchaser by BellSouth or a Seller Entity at the applicable Closing, and only to the extent such claim arose prior to the effective date of such Estoppel Certificate. As used above, the term "Losses" excludes any loss relating to an individual claim that is $25,000 or less. The foregoing limitations, including the individual claim limit, shall not apply to claims relating to any claim arising out of any breach of the representations and warranties set forth in Sections 5.05(a) and 5.05(b). An indemnity for a breach under Sections 5.05(a) or 5.05(b) shall not be included in the calculation of aggregate Losses in the first sentence of this Section 10.01(b).

          (c) In addition to the foregoing limitations, the indemnification obligations of AT&T and BellSouth pursuant to Section 10.01(a) shall not exceed
(A) (i) in the aggregate, 130% of the Agreed Value of any License Transferred to Purchaser, for any and all claims primarily related to or arising from such License, or from any Acquired Asset or Assumed Liability used in connection with or related to such License, (ii) in the aggregate, 54% of the Agreed Value of any Lease Transferred to Purchaser for any and all claims primarily related to or arising from such Lease, or from any Acquired Asset or Assumed Liability used in connection with or related to such Lease, or (B), with respect to any and all claims that are not so primarily related to or arising from a Transferred License or a Transferred Lease, an amount equal in the aggregate to (1) the Purchase Price paid for all Transferred Licenses and Transferred Leases minus (2) the amount of all claims actually paid pursuant to subclauses (i) or (ii) above.

          (d) The limitations set forth in subsections (b) and (c) above, including the individual claim limit, shall not apply to claims relating to any claim arising out of (i) any breach of the representations and warranties set forth in Sections 5.11 and 5.14, (ii) any breach of Sections 7.07 and 7.12(b) by BellSouth after the final Closing Date, (iii) any indemnity obligation arising under Section 10.01(a)(iii) or Section 10.01(a)(iv); and (iv) any Excluded Liabilities.

          (e) Except as otherwise specifically provided in this Agreement, Purchaser acknowledges and agrees that its sole and exclusive remedy for monetary damages after any Closing with respect to any and all claims under or relating to this Agreement (other than claims arising from fraud) shall be pursuant to the indemnification provisions set forth in this Article X.

          10.02 Indemnification by Purchaser.

          (a) From and after any Closing, Purchaser shall indemnify BellSouth and its Affiliates and each of their respective Representatives, against, and hold them harmless from, any Losses suffered or incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to (i) any breach of any representation or warranty of Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement, (iii) any Assumed Liabilities (or any third party claim for payment or satisfaction of any Assumed Liabilities) or
(iv) any Taxes (or the nonpayment thereof) of the BellSouth Subs for all taxable periods beginning after the Initial Closing Date and for that portion of the taxable year after the end of the Initial Closing Date that begins on the day following the Initial Closing Date ("Post-Closing Tax Liabilities").

          (b) Purchaser shall not be required to indemnify any Person, and shall not have any liability under Section 10.02(a) unless the aggregate of all Losses for which BellSouth would, but for this Section 10.02(b), be liable exceeds $5,000,000, whereupon such Person or Persons shall be entitled to recover all such Losses from Purchaser from the first dollar thereof. As used above, the term "Losses" excludes any loss relating to an individual claim that is $25,000 or less.

          (c) In addition to the foregoing limitations, the aggregate indemnification obligations of Purchaser pursuant to Section 10.02(a) shall not exceed an amount equal to the sum of the Initial Closing Payment and all Subsequent Closing Payments paid hereunder.

          (d) The limitations set forth in subsections (b) and (c) above, including the individual claim limit, shall not apply to claims relating to any claim arising out of (i) breach of any covenants required to be performed by Purchaser after the final Closing Date, and (ii) any Post-Closing Tax Liabilities or Assumed Liabilities.

          10.03 Procedures.

          (a) A Person or Persons seeking indemnification pursuant to this
Article X (the "Indemnified Party") shall give the party or parties from which indemnification is sought (the "Indemnifying Party") a written notice of claim promptly and in any event within thirty (30) days of the discovery of any Loss in respect of which the right to indemnification contained in this Article X may be claimed; provided, however, that the failure to give such notice within such period shall not result in the waiver or loss of any right to bring such claim hereunder after such period, but any such failure shall relieve the Indemnifying Party of liability to the extent the Indemnifying Party has been damaged or prejudiced by such failure. However, neither AT&T nor BellSouth shall have any liability under this Article X or under this Agreement or otherwise for breach or inaccuracy of representation or warranty, unless a notice of claim or notice of the Indemnified Party's reasonable determination that a claim exists based on the existing facts and circumstances therefor is delivered by the Indemnified Party prior to the expiration of the survival period set forth in Section 11.03, if applicable. Any notice of claim shall set forth, to the extent known by the Indemnified Party at the time the claim is made, the representations, warranties, covenants, or agreements with respect to which the claim is made, the specific facts giving rise to and alleged basis for the claim and a good faith (but non-binding) estimate of the amount of liability asserted by reason of the claim.

          (b) Each Indemnified Party shall promptly notify the Indemnifying Party in writing of the making by a third person of any demand or claim against the Indemnified Party which, if determined adversely to the Indemnified Party or after the lapse of time would be grounds for indemnification by the Indemnifying Party under this Article X (a "Third Party Claim"). Such notice shall contain factual information (to the extent known to the Indemnified Party) describing the Third Party Claim in reasonable detail and shall include copies of any notice or other document received from any third person, including any Governmental Authority, in respect of such Third Party Claim. Except as in Sections 10.03(a) and 11.03 with respect to survival, any delay on the part of the Indemnified Party in notifying the Indemnifying Party under this Section 10.03(b) shall not result in the waiver or loss of any right to seek indemnification hereunder based on a Third Party Claim, but any such failure shall relieve the Indemnifying Party of liability to the extent the Indemnifying Party has been damaged or prejudiced by such failure.

          (c) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other costs or expenses incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnified Party shall be entitled to participate in with separate counsel satisfactory to Indemnifying Party at the expense of the Indemnifying Party if in the reasonable written opinion of counsel provided to the Indemnified Party and the Indemnifying Parties, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Parties that would make such separate representation required by ethical considerations. If the Indemnifying Parties choose to defend a Third Party Claim, all the Indemnified Parties shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Parties' request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Parties' prior written consent. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (ii) releases the Indemnified Party completely in connection with such Third Party Claim and (iii) would not otherwise adversely affect the Indemnified Party in any material respect.

          (d) Notwithstanding anything to the contrary contained in this Article X, an Indemnified Party shall cooperate with the Indemnifying Party to obtain the benefits of any insurance coverage owned by the Indemnifying Party for any Third Party Claims that may be in effect. Nothing contained herein shall obligate any party to obtain, continue, or preserve at any time any insurance coverage for any period.

          (e) The amount of any Losses of any Person under this Article X shall be reduced by the amount, if any, received by the Indemnified Party from any third party (including, without limitation, any insurance company or other insurance provider (such amount being referred to herein as a "Third Party Reimbursement")), in respect of the Losses suffered thereby. If, after receipt by an Indemnified Party of any indemnification payment hereunder, such person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same Losses for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Party shall turn over all of such Third Party Reimbursement to the Indemnifying Party up to the amount of the indemnification paid pursuant hereto.

          (f) Purchaser, AT&T and BellSouth shall cooperate with one another with respect to resolving any claim or liability with respect to which any party is obligated to indemnify another party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Purchaser, AT&T or BellSouth shall fail to make such commercially reasonable efforts, then notwithstanding anything else to the contrary contained herein, the applicable Indemnifying Party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if Purchaser, AT&T or BellSouth, as the case may be, had made such efforts.

          10.04 No Consequential Damages. Notwithstanding any other provision hereof, no party will be liable for any consequential, punitive, special or exemplary damages, including lost prospective economic advantage, lost profits or lost opportunity costs arising from any breach of or failure to perform under this Agreement (collectively, "Consequential Damages"), even if such party or its Affiliates know or should have known of the existence or possibility of such Consequential Damages, and each party hereby releases and waives any claims against the other parties regarding such Consequential Damages; provided, however, that this Section 10.04 shall not preclude the recovery by any Indemnified Party under this Article X of Losses consisting of Consequential Damages in respect of a Third Party Claim asserted against such Indemnified Party that includes claims for Consequential Damages.

                                   ARTICLE XI.
                               GENERAL PROVISIONS

          11.01 338(h)(10) Election.

          (a) Unless the BellSouth Subs are converted to limited liability companies pursuant to Section 7.15, the parties shall make a joint election under Code section 338(h)(10) of the Code (and any corresponding election under applicable state, local or foreign Tax law) to treat the purchase and sale of the Shares hereunder as an acquisition of the Acquired Assets and Assumed Liabilities held by the BellSouth Subs at the time of the Initial Closing (the "338(h)(10) Election").

          (b) BellSouth shall include any income, gain, loss, deduction or other Tax item resulting from any 338(h)(10) Election on its Tax Returns to the extent required by applicable law.

          11.02 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or BellSouth, on the other hand, may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

          11.03 Survival of Representations and Warranties. The representations and warranties set forth in Sections 5.05(a) and 5.05(b) shall survive all Closings solely for purposes of Article X until the date that is ten (10) years after the Initial Closing Date, and then expire. The representations and warranties and covenants set forth in Section 5.11 and Section 7.08 and the indemnity obligations arising under Section 10.01(a)(iii) and (iv) shall survive all Closings solely for purposes of Article X until the expiration of any applicable statute of limitations, and then expire. All other representations and warranties, and all covenants and agreements to be satisfied at or prior to the final Closing, set forth in this Agreement and all liability for breach of the foregoing, shall survive all Closings solely for purposes of Article X until the date that is eighteen (18) months after the applicable Closing Date, and then expire. Notwithstanding the foregoing, any claim for indemnification shall survive the applicable termination date if the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a bona fide claim by delivering notice in good faith of such claim or potential claim

(stating in reasonable detail the basis of such claim) pursuant to Section 10.03 to the Indemnifying Party.

          11.04 No Other Representations or Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE TRANSACTIONS HEREUNDER ARE "AS IS" AND "WHERE IS," AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER BELLSOUTH NOR ANY AFFILIATE, OTHER SELLER ENTITY, OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE, OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF ANY ACQUIRED ASSET FOR A PARTICULAR PURPOSE, OR ANY WARRANTY OF TITLE OR NONINFRINGEMENT, AND SELLER ENTITIES HEREBY EXPRESSLY DISCLAIM THE SAME. WITHOUT LIMITING THE FOREGOING, NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, IN ADDITION TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE MADE BY ANY SELLER ENTITY TO PURCHASER PURSUANT TO OR BY VIRTUE OF THE EXECUTION OR DELIVERY OF ANY BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT OR OTHER INSTRUMENT OR DOCUMENT EFFECTING ANY OF THE TRANSFERS AND ASSUMPTIONS PROVIDED FOR HEREIN OR BASED ON ANY FAILURE OF ANY SUCH DOCUMENT EXPRESSLY TO DISCLAIM ANY REPRESENTATION OR WARRANTY, AND ANY REPRESENTATION OR WARRANTY THAT WOULD OTHERWISE BE IMPLIED OR OTHERWISE EXIST IN CONNECTION WITH ANY SUCH DOCUMENT IS HEREBY DISCLAIMED.

          11.05 Entire Agreement. The Transaction Documents, and the Schedules and Exhibits thereto, together with the NDA, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

          11.06 Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, three (3) Business Days after having been sent by first class, registered or certified United States mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below, provided that the sending telecopier generates a transmission report showing successful completion of such transaction, and provided, further, that if such telecopy is sent after 5:00 p.m. local time at the location of the receiving telecopier, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

if to BellSouth or AT&T,             with a copy to:

c/o AT&T Inc.                        AT&T Inc.
Corporate Development                Legal Department
175 E. Houston, 12th Floor           175 E. Houston, 11th Floor
San Antonio, Texas 78205             San Antonio, Texas 78205
Attention: James S. Kahan            Attention: William R. Schlecht
Phone: 210.351.5030                  Phone: 210.351.5588
Fax: 210.351.5034                    Fax: 210.351.3488

                                     with a copy (which shall not constitute
                                     notice) to:

                                     Kilpatrick Stockton LLP
                                     1100 Peachtree Street
                                     Suite 2800
                                     Atlanta, GA 30309
                                     Attention: W. Stanley Blackburn
                                     Phone: 404.615.6400
                                     Fax: 404.815.6555

if to Purchaser,                     with a copy to:

Clearwire Spectrum Holdings II LLC   Clearwire Spectrum Holdings II LLC
5808 Lake Washington Blvd. N.E.      5808 Lake Washington Blvd. N.E.
Suite 300                            Suite 300
Kirkland, WA 98033                   Kirkland, WA 98033
Attention: Hope Cochran              Attention: Legal Department
Facsimile: 425.216.7776              Facsimile: 425.216.7776
                                     with a copy (which shall not constitute
                                     notice) to:

                                     Davis Wright Tremaine LLP
                                     2600 Century Square
                                     1501 Fourth Avenue
                                     Seattle, Washington 98101
                                     Attention: Julie Weston
                                     Phone: 206.903.3918
                                     Fax: 206.628.7799

          11.07 No Third-Party Beneficiaries; Limited Effect. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder. Notwithstanding the foregoing or anything contained in the Agreement to the contrary, AT&T is a party to this Agreement solely for the purpose of Article X and agreeing to be bound by the restrictions contained in Section 7.12(b) hereof and shall not otherwise be obligated under or in respect of this Agreement or any of the Transactions. Unless the context otherwise requires, references herein to the "parties" or a "party" are references to Purchaser, BellSouth or both, and do not include AT&T.

          11.08 Interpretation; Certain Definitions; Exhibits and Schedules.

          (a) The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" shall not be deemed to be exclusive and shall be deemed to include the term "and". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns.

          (b) Any disclosure under any Schedule shall be deemed disclosure for purposes of matters to be disclosed in any other Schedule, notwithstanding the absence of a specific cross-reference, if the relevance of the disclosure on a Schedule to the matters to be disclosed on such other Schedule is reasonably apparent. Notwithstanding the absence in any representation or warranty of a reference to an applicable Schedule, matters disclosed in any Schedule shall be deemed to qualify and constitute an exception (i) to any applicable representation or warranty under the section of the Agreement corresponding by number to the number of the Schedule and (ii) if the relevance of the disclosure is reasonably apparent, to any other applicable representation or warranty under the Agreement. Disclosure of any matter in any Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter or matters to which the representation or warranty relates, the inclusion of any matter in a Schedule does not constitute a determination that any such matter is material. The disclosure of any information concerning a matter in a Schedule does not imply that any other undisclosed matter that has a greater significance or value is material or is required to be disclosed. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have for purposes of such use the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (c) Any Contract, instrument, Permit, FCC License, statute, rule or regulation defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument, Permit, FCC License, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of Contracts, instruments, Permits or licenses) by waiver or consent and (in the case of statutes, rules or regulations) by succession of comparable successor statutes, rules, or regulations and references to all attachments thereto and instruments incorporated therein.

          11.09 Assignment.

          (a) Except as expressly provided herein, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or BellSouth without the prior written consent of the other parties hereto; provided, however, that Purchaser may, at any time prior to the Closing, assign Purchaser's right to receive assignment of the Acquired Assets or any of them without the consent of BellSouth; provided, further, Purchaser shall not make any such assignment prior to Closing if it would require (i) consent from or
(ii) a waiting period following notice to any Governmental Authority for Purchaser's assignee to own or control the Acquired Assets in question or would have a Material Adverse Effect. Any attempted assignment in violation of this
Section 11.09 shall be void.

          (b) Notwithstanding the foregoing, all or any part of BellSouth's or any BellSouth Subs' rights under this Agreement may be assigned by BellSouth in connection with a tax deferred exchange of all or a part of Acquired Assets for like-kind property pursuant to Code section 1031 without Purchaser's consent, upon giving written notice thereof to Purchaser. Upon any such assignment, BellSouth and its assignee shall remain obligated to Purchaser under the terms of this Agreement, and Purchaser shall remain obligated to BellSouth or its assignee under the terms of this Agreement. Purchaser covenants and agrees to reasonably cooperate with BellSouth as reasonably requested in a manner that will allow the Transactions to qualify as such a tax deferred exchange of like-kind property, including, without limitation, by executing agreements as and when requested; provided, however, that such cooperation shall not have any financial or tax impact upon Purchaser.

          11.10 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

          11.11 Specific Performance. BellSouth acknowledges that the Acquired Assets subject to this Agreement are unique and the loss to Purchaser due to BellSouth's failure to perform this Agreement could not be easily measured with damages. Purchaser will be entitled to seek injunctive relief and specific enforcement of this Agreement in a court of equity without proof of specific monetary damages, but without waiving any right thereto, in the event of breach of this Agreement by BellSouth.

          11.12 Construction. Purchaser and BellSouth hereby acknowledge and agree that (i) Purchaser and BellSouth jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) Purchaser and BellSouth have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall arise that any provision of this

Agreement shall be construed against any party by reason of any role in the drafting of this Agreement or any other agreement contemplated hereby.

          11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of law principles thereof. The resolution of any claim or dispute arising out of or relating to this Agreement, the Transactions, shall be brought in the courts of the State of New York, New York County, or the United States District Court for the Southern District of New York. The parties submit to the exclusive jurisdiction of such courts and hereby unconditionally and irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement, the Transactions brought in such courts, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          11.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

                            [Signature page follows.]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                        BELLSOUTH CORPORATION


                                        By: /s/ James S. Kahn
                                            ------------------------------------
                                        Name: James S. Kahn
                                              ----------------------------------
                                        Title: Authorized Representative
                                               ---------------------------------


                                        CLEARWIRE SPECTRUM HOLDINGS II LLC


                                        By: /s/ Benjamin G. Wolff
                                            ------------------------------------
                                        Name: Benjamin G. Wolff
                                              ----------------------------------
                                        Title: Chairman and Co-President
                                               ---------------------------------


                                        CLEARWIRE CORPORATION


                                        By: /s/ Benjamin G. Wolff
                                            ------------------------------------
                                        Name: Benjamin G. Wolff
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------


                                        AT&T INC. (SOLELY WITH RESPECT TO
                                        SECTION 7.12(B) AND ARTICLE X OF THIS
                                        AGREEMENT)


                                        By: /s/ James S. Kahn
                                            ------------------------------------
                                        Name: James S. Kahn
                                              ----------------------------------
                                        Title: Senior Executive Vice President
                                               Corporate Development
                                               ---------------------------------